EXHIBIT III

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB's financial statements differ in certain respects from the accounting principles generally accepted in the United States ("U.S. GAAP"). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the fiscal years 2009, 2010 and 2011 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab as indicated in their reports included in the Bank’s previous Form 18-K filings for the fiscal years ended December 31, 2009 and December 31, 2010 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-142934) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB for the financial years 2009, 2010 and 2011, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark, which appointment has been renewed for the financial year 2012.

NORDIC INVESTMENT BANK

COMPREHENSIVE INCOME INFORMATION

JANUARY 1 - DECEMBER 31,

(in thousands of EURO)

	2009	2010	2011
	EURO	EURO	EURO
Interest income	603,038	429,649	499,642
Interest expense	-384,040	-195,999	-271,189

NET INTEREST INCOME(1)(2)(22)	218,998	233,650	228,452

Commission income and fees received(3)	8,909	12,070	10,310
Commission expense and fees paid	-2,843	-2,423	-2,203
Net profit /loss on financial operations(4)	177,754	39,317	7,575
Foreign exchange gains and losses	-733	2,822	-653

OPERATING INCOME	402,085	285,436	243,483

EXPENSES
General administrative expenses(5)(22)	30,601	31,381	32,955
Depreciation(9)(10)	5,074	4,735	4,048
Impairment of loans(6)(8)	42,511	38,489	12,442

TOTAL EXPENSES	78,186	74,604	49,446

PROFIT/LOSS FOR THE YEAR	323,900	210,832	194,037

Value adjustments on the available-for-sale portfolio	-3,533	514	—

TOTAL COMPREHENSIVE INCOME	320,367	211,346	194,037

(1)-(6), (8)-(10) and (22) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.